Exhibit 23


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 20, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Vasomedical, Inc. and Subsidiaries on Form 10-KSB for the fiscal year ended May 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vasomedical, Inc. and Subsidiaries on Forms S-8 (File No. 333-86152, effective April 12, 2002, File No. 333-42692, effective August 1, 2000, File No. 333-85457, effective August 18, 1999, File No. 333-85455, effective August 18, 1999, File No. 333-60471, effective August 3,
1998).


/s/ Miller Ellin & Company, LLP
MILLER ELLIN & COMPANY, LLP

New York, New York
August 26, 2008